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Merger information

Pursuant to a plan of reorganization approved by the shareholders of the SunAmerica Strategic Investment Series, Inc. SunAmerica Aggressive Growth LifeStage Fund, SunAmerica Moderate Growth LifeStage Fund and
SunAmerica Conservative Growth LifeStage Fund on January 30, 2004 all the assets and liabilities of the determined SunAmerica Strategic Investment Series, Inc. were transferred in a tax-free exchange to a determined SunAmerica Focused Series, Inc. Portfolio. The SunAmerica Focused Portfolios are the surviving entities in conjunction with the reorganizations.
The details of the reorganizations, which were consummated on February 23, 2004, are set forth below.

The Focused Equity Strategy Portfolio acquired all of the assets and liabilities of the SunAmerica Aggressive Growth LifeStage Fund. Class A,
Class B, Class C and Class I shares of the SunAmerica Aggressive Growth LifeStage Fund were exchanged, tax free for Class A, Class B, Class C and
Class I shares of Focused Equity Strategy Portfolio, respectively. The
Focused Balanced Strategy Portfolio acquired all of the assets and liabilities of the SunAmerica Moderate Growth LifeStage Fund and the SunAmerica Conservative Growth LifeStage Fund. Class A, Class B, Class C and Class I shares of the SunAmerica Moderate Growth LifeStage Fund and SunAmerica Conservative Growth Lifestage Fund were exchanged, tax free for Class A,
Class B, Class C and Class I shares of Focused Balanced Strategy Portfolio, respectively.
Net assets and unrealized appreciation (depreciation) as of the merger date were as follows:
Net assets of Focused Equity Strategy Portfolio prior to merger
$354,084,991
Net assets of SunAmerica Aggressive Growth LifeStage Fund prior to merger $26,230,199
Aggregate net assets of Focused Equity Strategy Portfolio following acquisition $380,315,190
Unrealized appreciation (depreciation) in SunAmerica Aggressive Growth LifeStage Fund
$-
Net assets of Focused Balanced Strategy Portfolio prior to merger
$307,179,095
Net assets of SunAmerica Moderate Growth LifeStage Fund prior to merger $40,081,061
Net assets of SunAmerica Conservative Growth LifeStage Fund prior to merger $24,946,412
Aggregate net assets of Focused Balanced Strategy Portfolio following acquisition
$372,206,568
Unrealized appreciation (depreciation)in SunAmerica Moderate Growth
LifeStage Fund
$-
Unrealized appreciation (depreciation)in SunAmerica Conservative Growth LifeStage Fund
$188,747